UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   HALE, ROBERT W.
   HARNISCHFEGER INDUSTRIES, INC.
   3600 SOUTH LAKE DRIVE
   ST. FRANCIS, WI  53235
   MILWAUKEE
2. Date of Event Requiring Statement (Month/Day/Year)
   8/11/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   HARNISCHFEGER INDUSTRIES, INC.
   HPH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR VICE PRESIDENT
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                               |782                   |I               |(1)                                            |
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COMMON STOCK                               |15,407                |I               |(2)                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|4/5/93-96|10/5/02  |Common Stock           |1,000    |$17.25    |D            |--                         |
Rights to Buy) (3)      |         |         |                       |         |          |             |                           |
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Employee Stock Options (|4/4/94-97|10/4/03  |Common Stock           |3,000    |$19.63    |D            |--                         |
Rights to Buy) (3)      |         |         |                       |         |          |             |                           |
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Employee Stock Options (|5/17/95-9|11/17/04 |Common Stock           |5,000    |$25.00    |D            |--                         |
Rights to Buy) (3)      |8        |         |                       |         |          |             |                           |
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Employee Stock Options (|4/9/96-99|10/9/05  |Common Stock           |5,000    |$31.25    |D            |--                         |
Rights to Buy) (3)      |         |         |                       |         |          |             |                           |
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Employee Stock Options (|4/13/97-0|10/13/06 |Common Stock           |7,000    |$37.88    |D            |--                         |
Rights to Buy) (3)      |0        |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held in trust pursuant to the Harnischfeger Industries, Inc. ("HII") Employees' Savings Plan. (2) Held in "rabbi trust" pursuant to the HII Executive Incentive Plan. (3) Options granted under the HII 1988 Incentive Stock Plan or the
HII 1996 Stock Incentive Plan. Options granted under the plan become exercisable in 25% increments at four 12 months intervals commencing 6 months from the date of grant and expire 10 years after the date of grant.
SIGNATURE OF REPORTING PERSON
                 /s/   Robert W. Hale
DATE
             8/14/97